Exhibit 99.1

Nightfood Ice Cream to be Featured on vCommerce Leader QVC

Nine-pint flavor bundle debuts on Tuesday, October 4th at 4PM EST

Tarrytown, NY, October 4, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the nighttime snack category, announced today that Nightfood ice cream will make its third appearance today, Tuesday, October 4, 2022on QVC®, a world leader in video commerce (vCommerce), , which includes video-driven shopping across linear TV, ecommerce sites, digital streaming and social platforms.

Nightfood ice cream is formulated for nighttime snacking, with protein, prebiotic fiber, calcium, magnesium, zinc, and vitamin B6. With its creamy texture, great taste, and nutritional profile, Nightfood has thousands of online reviews, averaging well over four stars on Social Nature.

“I’m excited to be going back on QVC,” commented Folkson. “It’s such a fun and high-energy event for me. Nighttime cravings can be such a challenge for so many people. We’re thankful to be able to spread the word to let people know that there’s a better way to snack when those cravings hit.”

Nightfood has appeared on QVC twice in recent months, having debuted on April 6, 2022. This time, there will be a new bundle for QVC shoppers, featuring a nine-pint sample pack, including popular flavors Midnight Chocolate, Cookies n’ Dreams, and After-Dinner Mint Chip. Many flavors of Nightfood ice cream are also available for sale on the QVC website.

Today’s appearance is scheduled to air between 4pm and 6pm eastern time, during Gourmet Holiday.

About Nightfood

Nightfood is pioneering the nighttime snack category.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains ““forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3